U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2004

                           LAIDLAW GLOBAL CORPORATION
             (Exact Name of Registrant as specified in its charter)

          Delaware                      33-37203-D             13-4093923
(State or other jurisdiction of  (Commission File Number)     (IRS Employer
        Incorporation)                                    Identification Number)

                575 Madison Avenue 10th Floor, New York, NY 10022
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (212) 937-8465

Item 5. Other Events

      Laidlaw Global Corporation ("the Corporation") announces that it has reached an agreement in principle with Pullman Bank and Trust ("Pullman") to resolve a money judgment obtained by Pullman in connection with guarantees issued on equipment leases of former subsidiaries of the Corporation. The judgment amount of $ 179,950.70 which includes interest to the date of judgment has been settled in principle for the future payments totaling $10,000 and the future issuance of non-voting preferred stock with a conversion feature to be effective only upon a future shareholder agreement increasing the amount of authorized shares of the Corporation.

      In view of that settlement, management is now seeking a merger transaction to utilize the benefit of the consolidated net operating loss of the Corporation of approximately $29,000,000 as detailed in its various public filings.

      As a separate event, the Phoenix Securities subsidiary has discontinued its office providing agreement with brokers registered with Gunn Allen and will limit its activities to consulting work and the issuance of fairness opinions similar to its prior completed transaction.

      The extremely low level of cash and the absence of recent transactions continue to raise substantial concerns as to the viability of Laidlaw Global Corporation to continue as an operating company if it fails to successfully find a merger partner or a refinancing.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

                                        LAIDLAW GLOBAL CORPORATION


March 02, 2004                          By: /s/ Roger E. Bendelac
                                            -------------------------
                                        Roger E. Bendelac
                                        Chairman